SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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TTM TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 1, 2008

To our Stockholders:
     The 2008 Annual Meeting of Stockholders of TTM Technologies, Inc. will be held at 10:00 a.m., local time, on Thursday, May 1, 2008 at our corporate offices located at 2630 South Harbor Blvd., Santa Ana, California 92704, for the following purposes:
1.	To elect two class II directors for a term expiring in 2011;

2.	To ratify the appointment of KPMG LLP, an independent registered public accounting firm, as our independent registered public accountants for the fiscal year ending December 31, 2008; and

3.	To consider any other matters that properly come before the meeting and any postponement or adjournment thereof.
     Stockholders of record as of the close of business on March 14, 2008 are entitled to notice of, and to vote at, the meeting and any postponement or adjournment thereof.
     Whether or not you expect to be present, please sign, date, and return the enclosed proxy card in the enclosed pre-addressed envelope as promptly as possible. No postage is required if mailed in the United States.

By Order of the Board of Directors,

Santa Ana, California April 4, 2008	Steven W. Richards, Secretary

THIS IS AN IMPORTANT MEETING AND ALL STOCKHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. THOSE STOCKHOLDERS WHO ARE UNABLE TO ATTEND ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. STOCKHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
ABOUT THE MEETING
PROPOSAL ONE ELECTION OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
COMPENSATION DISCUSSION AND ANALYSIS
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
EXECUTIVE COMPENSATION
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
2007 ANNUAL REPORT ON FORM 10-K
STOCKHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING
OTHER MATTERS

TTM TECHNOLOGIES, INC.
ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

     This proxy statement contains information related to our annual meeting of stockholders to be held on Thursday, May 1, 2008, beginning at 10:00 a.m. local time at our corporate offices located at 2630 South Harbor Boulevard, Santa Ana, California 92704, and at any adjournments or postponements thereof. The purpose of this proxy statement is to solicit proxies from the holders of our common stock for use at the meeting. The approximate date that this proxy statement, the accompanying notice of annual meeting, and the enclosed form of proxy are being sent to stockholders is on or about April 4, 2008. You should review this information in conjunction with our 2007 Annual Report to Stockholders, which accompanies this proxy statement.
ABOUT THE MEETING
What is the purpose of the annual meeting?
     At the annual meeting, stockholders will vote to (1) elect two class II directors and (2) ratify the appointment of KPMG LLP as our independent registered public accountants. In addition, our management will report on our performance during 2007 and respond to questions from our stockholders.
Who is entitled to vote at the meeting?
     Only stockholders of record at the close of business on the record date, March 14, 2008, are entitled to receive notice of the annual meeting and to vote the shares of our common stock that they held on that date at the meeting, or any postponements or adjournments of the meeting. Each outstanding share of common stock entitles its holder to cast one vote on each matter to be voted upon.
Who may attend the meeting?
     All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Please note that if you hold shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.
What constitutes a quorum?
     The presence at the meeting, in person or by proxy, of the holders of a majority of all of the shares of common stock outstanding on the record date will constitute a quorum, permitting the conduct of business at the meeting. As of the record date, 42,547,942 shares of our common stock were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.
     If less than a majority of the outstanding shares of common stock entitled to vote are represented at the meeting, a majority of the shares present at the meeting may adjourn the meeting to another date, time, or place, and notice need not be given of the new date, time, or place if the new date, time, or place is announced at the meeting before an adjournment is taken.
How do I vote?
     If you complete and properly sign the accompanying proxy card and return it to us, it will be voted as you direct. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Can I change my vote after I return my proxy card?
     Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with us either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.
What are the board’s recommendations?
     Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our board of directors. Each of the board’s recommendations is set forth together with the description of each item in this proxy statement. In summary, the board recommends a vote (1) “FOR” the election of each of its nominees for Class II director, and (2) “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending December 31, 2008.
     Our board of directors does not know of any other matters that may be brought before the meeting nor does it foresee or have reason to believe that the proxy holders will have to vote for a substitute or alternate board nominee for director. In the event that any other matter should properly come before the meeting or any nominee for director is not available for election, the proxy holders will vote as recommended by the board of directors or, if no recommendation is given, in accordance with their best judgment.
What vote is required to approve each item?
     Election of Directors. The affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the meeting and entitled to vote is required for the election of each director. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of a director will not be voted, although it will be counted for purposes of determining whether there is a quorum. Stockholders do not have the right to cumulate their votes for directors.
     Appointment of Auditor. The affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the meeting and entitled to vote will be required for approval of the ratification of the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending December 31, 2008. A properly executed proxy marked “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.
     Other Items. For each other item, the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the meeting and entitled to vote will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.
What are the effects of “broker non-votes”?
     If you hold your shares in street name through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters.
Who will pay for the preparation of the proxy?
     We will pay the cost of preparing, assembling, and mailing the proxy statement, notice of meeting, and enclosed proxy card. In addition to the use of mail, our employees may solicit proxies personally and by telephone. Our employees will receive no compensation for soliciting proxies other than their regular salaries. We may request banks, brokers, and other custodians, nominees, and fiduciaries to forward copies of the proxy materials to the beneficial owners of our common stock and to request authority for the execution of proxies, and we may reimburse such persons for their expenses incurred in connection with these activities.

     Our principal executive offices are located at 2630 S. Harbor Blvd., Santa Ana, California 92704, and our telephone number is (714) 327-3000. A list of stockholders entitled to vote at the annual meeting will be available at our offices for a period of 10 days prior to the meeting and at the meeting itself for examination by any stockholder.
PROPOSAL ONE
ELECTION OF DIRECTORS
Directors and Nominee
     Our board of directors is divided into three classes with each class of directors serving for a three-year term or until successors of that class have been elected and qualified. At the annual meeting, our stockholders will elect two class II directors, each of whom will serve a term expiring at the 2011 annual meeting or until his successor has been duly elected and qualified.
     Our board of directors has nominated Kenton K. Alder and Richard P. Beck, who currently serve as directors, to stand for re-election. Messrs. Alder and Beck currently serve as class II directors, and, if re-elected, will serve a three-year term expiring at the annual meeting of stockholders in 2011. James K. Bass, Thomas T. Edman, and Robert E. Klatell serve as class I directors, and their term will expire at the annual meeting of stockholders in 2010. John G. Mayer serves as our class III director and his term will expire at the annual meeting of stockholders in 2009.
     Our board of directors has no reason to believe that any of its nominees will refuse or be unable to accept election. However, if any nominee is unable to accept election or if any other unforeseen contingencies should arise, our board of directors may designate a substitute nominee. If our board of directors designates a substitute nominee, the persons named as proxies will vote for the substitute nominee designated by our board of directors.
     The following table, together with the accompanying text, sets forth certain information with respect to each of our directors.

Name	Age	Position(s) Held

Robert E. Klatell	62	Chairman and Director
Kenton K. Alder	58	Chief Executive Officer, President, and Director
James K. Bass	51	Director
Richard P. Beck	74	Director
Thomas T. Edman	45	Director
John G. Mayer	57	Director
     There are no family relationships among our directors.
     Robert E. Klatell has served as our Director since September 2004 and our Chairman of the Board since May 2005. Mr. Klatell is presently retired. From December 2005 to December 2007, Mr. Klatell served as Chief Executive Officer and a director of DICOM Group plc, a publicly held company (London Stock Exchange) that provides information capture and communications solutions. Mr. Klatell served as a consultant to Arrow Electronics, Inc. from January 2004 to December 2004. Mr. Klatell served in various executive capacities at Arrow Electronics, Inc. from February 1976 to December 2003, most recently as Executive Vice President from July 1995 to December 2003. Mr. Klatell is a member of the board of directors of Datascope Corp. Mr. Klatell holds a Bachelor of Arts degree in History from Williams College and a Juris Doctorate from New York University School of Law. Our board of directors has determined that Mr. Klatell is an independent director.
     Kenton K. Alder has served as our Chief Executive Officer, President, and Director since March 1999. From January 1997 to July 1998, Mr. Alder served as Vice President of Tyco Printed Circuit Group Inc., a printed circuit board manufacturer. Prior to that time, Mr. Alder served as President and Chief Executive Officer of ElectroStar, Inc., previously a publicly held printed circuit board manufacturing company, from December 1994 to December 1996. From January 1987 to November 1994, Mr. Alder served as President of Lundahl Astro Circuits

Inc., a predecessor company to ElectroStar, Inc. Mr. Alder holds a Bachelor of Science in Finance and a Bachelor of Science in Accounting from Utah State University. Mr. Alder is an employee director.
     James K. Bass has served as our Director since September 2000. Mr. Bass is currently the Chief Executive Officer and a director of The New Piper Aircraft, Inc., a general aviation manufacturing company, and has served in such capacities since September 2005. He served as the Chief Executive Officer and a director of Suntron Corporation, a publicly held provider of high mix electronic manufacturing services, from its incorporation in May 2001 until May 2005, and as Chief Executive Officer of EFTC Corporation, a subsidiary of Suntron Corporation, from July 2000 until April 2001. From 1992 to July 2000, Mr. Bass was a Senior Vice President of Sony Corporation. Prior to that, Mr. Bass spent 15 years in various manufacturing management positions at the aerospace group of General Electric Corporation. Mr. Bass holds a B.S.M.E. from Ohio State University. Our board of directors has determined that Mr. Bass is an independent director.
     Richard P. Beck has served as our Director since February 2001. Mr. Beck is presently retired. From November 2001 to May 2002, Mr. Beck served as Senior Vice President of Advanced Energy Industries, a publicly held manufacturer of power conversion systems and integrated technology solutions. From February 1998 to November 2001, Mr. Beck served as Senior Vice President and Chief Financial Officer of Advanced Energy Industries and continues to serve as a director of that company, and is the chairman of its audit committee and chairman of its nominating and governance committee. From March 1992 until February 1998, Mr. Beck served as Vice President and Chief Financial Officer of Advanced Energy. From November 1987 to March 1992, Mr. Beck served as Executive Vice President and Chief Financial Officer for Cimage Corporation, a computer software company. Mr. Beck holds a Bachelor of Science in Accounting and Finance and a Master of Business Administration from Babson College. Our board of directors has determined that Mr. Beck is an independent director and an “audit committee financial expert” as described in applicable Securities and Exchange Commission rules.
     Thomas T. Edman has served as our Director since September 2004. Mr. Edman has been employed by Applied Materials, Inc. since July 2006 as Corporate Vice President and General Manager of Corporate Business Development. Prior to that, Mr. Edman served as President and Chief Executive Officer of Applied Films Corporation from May 1998 until Applied Materials, Inc. acquired Applied Films Corporation in July 2006. From June 1996 until May 1998, Mr. Edman served as Chief Operating Officer and Executive Vice President of Applied Films Corporation. From 1993 until joining Applied Films, he served as General Manager of the High Performance Materials Division of Marubeni Specialty Chemicals, Inc., a subsidiary of a major Japanese trading corporation. Mr. Edman serves on the Governing Board of the USDC (United States Display Consortium). Mr. Edman holds a Bachelor of Arts degree in East Asian studies (Japan) from Yale University and a Master’s degree in Business Administration from The Wharton School at the University of Pennsylvania. Our board of directors has determined that Mr. Edman is an independent director.
     John G. Mayer has served as our Director since September 2000. Mr. Mayer is presently retired. From January 1997 to November 1999, Mr. Mayer served as Vice President of Tyco Printed Circuit Group, Inc., a privately held printed circuit board manufacturer. Mr. Mayer served as Chief Operating Officer of ElectroStar, Inc., previously a publicly held printed circuit board manufacturing company, from December 1994 to December 1996. From April 1986 to November 1994, Mr. Mayer served as President of Electro-Etch Circuits, Inc., a predecessor company to ElectroStar, Inc. Mr. Mayer holds a Bachelor of Arts in History, the Arts and Letters from Yale University and a Juris Doctor from UCLA School of Law. Our board of directors has determined that Mr. Mayer is an independent director.

Information Relating to Corporate Governance and the Board of Directors
     A majority of the members of our board of directors are independent. Our board of directors has determined, after considering all the relevant facts and circumstances, that Messrs. Bass, Beck, Edman, Klatell, and Mayer are independent directors, as “independence” is defined by the listing standards of the Nasdaq Stock Market, or NASDAQ, and by the Securities and Exchange Commission, or SEC.
     Our bylaws authorize our board of directors to appoint among its members one or more committees, each consisting of one or more directors. Our board of directors has established three standing committees: an audit committee, a compensation committee, and a nominating and corporate governance committee. Our board of directors holds quarterly executive sessions at which the independent directors meet without the presence or participation of management.
     Our board of directors has adopted charters for the audit, compensation, and nominating and corporate governance committees describing the authority and responsibilities delegated to the committee by the board of directors. Our board of directors has also adopted corporate governance guidelines, a whistle blower policy, and a code of ethics for our chief executive officer and senior financial officers. We post on our website, at www.ttmtechnologies.com, the charters of our audit, compensation, and nominating and corporate governance committees; our corporate governance guidelines; our whistle blower policy; and code of ethics for our chief executive officer and senior financial officers, and any amendments or waivers thereto; and any other corporate governance materials contemplated by SEC or NASDAQ regulations. These documents are also available in print to any stockholder requesting a copy in writing from our corporate secretary at our executive offices set forth in this proxy statement.
     Interested parties may communicate with our board of directors or specific members of our board of directors, including the members of our various board committees, by submitting a letter addressed to the board of directors of TTM Technologies, Inc. c/o any specified individual director or directors at the address of our executive offices set forth in this proxy statement. We will forward any such letters to the indicated directors.
Meetings of the Board of Directors
     Our board of directors held seven meetings during the year ended December 31, 2007. All of our directors attended more than 75% of the aggregate of (i) total number of meetings of the board of directors held during fiscal year 2007, and (ii) the total number of meetings held by all committees of our board of directors on which such person served during 2007. We have adopted a policy encouraging each of our directors to attend each annual meeting of stockholders and, to the extent reasonably practicable, we regularly schedule a meeting of the board of directors on the same day as the annual meeting of stockholders.
Committees of the Board of Directors
     Audit Committee. The audit committee reviews and monitors our corporate financial reporting and our external audit, including, among other things, our control functions, the results and scope of the annual audit, and other services provided by our independent registered public accounting firm and our compliance with legal requirements that have a significant impact on our financial reports. The audit committee also consults with our management and our independent registered public accounting firm regarding the preparation of financial statements and, as appropriate, initiates inquiries into aspects of our financial affairs. In addition, the audit committee has the responsibility to consider and recommend the appointment of, and to pre-approve services provided by, and fee arrangements with, our independent registered public accounting firm. The current members of the audit committee are Messrs. Bass, Beck, and Mayer, each of whom is an independent director of our company under NASDAQ listing standards as well as under rules adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002. The board of directors has determined that Mr. Beck, who serves as chairman of the audit committee, qualifies as an “audit committee financial expert” in accordance with applicable rules and regulations of the SEC. The audit committee held eight meetings during 2007.

     Nominating and Corporate Governance Committee. The nominating and corporate governance committee oversees the structure, compensation, and makeup of our board of directors and oversees the management continuity planning processes. It establishes, monitors, and recommends the purpose, structure, and operations of the various committees of our board of directors, the criteria and qualifications for membership of each board committee, and recommends whether rotations or term limits are appropriate for the chair or committee members of the various committees. In addition, the nominating and corporate governance committee recommends individuals to stand for election as directors and recommends directors to serve on each committee as a member or as chair of the committee. Finally, the nominating and corporate governance committee reviews and makes recommendations regarding our governing documents (including our certificate of incorporation and the bylaws) and our corporate governance principles.
     The nominating and corporate governance committee will consider persons recommended by stockholders for inclusion as nominees for election to our board of directors if the names, biographical data, and qualifications of such persons are submitted in writing in a timely manner addressed and delivered to our company’s secretary at the address listed herein. The nominating and corporate governance committee identifies and evaluates nominees for our board of directors, including nominees recommended by stockholders, based on numerous factors it considers appropriate, some of which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity, and the extent to which the nominee would fill a present need on our board of directors. The nominating and corporate governance committee currently consists of three members, Messrs. Beck, Klatell (chairman), and Bass. The nominating and corporate governance committee held two meetings during 2007.
     Compensation Committee. The compensation committee provides a general review of our compensation and benefit plans to ensure that they meet our corporate objectives. The compensation committee reviews and recommends the chief executive officer’s compensation to our board of directors. In addition, the compensation committee reviews the chief executive officer’s recommendations on compensation of our officers, other than himself, and recommends adopting and changing major compensation policies and practices to our board of directors for approval and authorization. The compensation committee may, from time to time, delegate any or all of its responsibilities to a subcommittee consisting solely of independent directors.
     In discharging its responsibilities, the compensation committee is empowered to investigate any matter of concern that it deems appropriate and has the sole authority, without seeking approval from the entire board of directors, to retain outside consultants for this purpose, including the authority to approve any terms of retention. Additional information regarding the role of compensation consultants and executive officers in assisting our compensation committee in determining the amount or form of executive compensation may be found in “Compensation Discussion and Analysis” below. The compensation committee also administers our equity incentive plans and is currently comprised of Messrs. Edman (chairman), Klatell, and Mayer. The compensation committee held eight meetings during 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table shows the amount of each class of common stock beneficially owned as of January 31, 2008, by (a) each of our directors and nominees for director, (b) each of our named executive officers, (c) all of our directors and current executive officers as a group, and (d) each person known by us to own beneficially more than five percent of our outstanding common stock.
Beneficial Ownership Table

	Shares Beneficially Owned
Name and Address of Beneficial Owner (1)	Number	Percent (2)

Directors and Executive Officers:
Kenton K. Alder (3)	465,072	1.1%
Steven W. Richards (4)	89,611	*
Douglas L. Soder (5)	22,407	*
O. Clay Swain (6)	234,114	*
Shane S. Whiteside (7)	226,610	*
James K. Bass (8)	36,001	*
Richard P. Beck (9)	37,001	*
Thomas T. Edman (8)	24,001	*
Robert E. Klatell (8)	24,001	*
John G. Mayer (8)	36,001	*
All directors and executive officers as a group (10 persons) (10)	1,194,819	2.8%

5% Stockholders:
Royce & Associates, LLC (11)	5,129,435	12.1%
Wellington Management Company, LLP (12)	3,658,060	8.6%
NorthPointe Capital, LLC (13)	3,235,405	7.6%
Barclays Global Investors, NA (14)	2,172,170	5.1%

*	Represents less than 1% of our outstanding common stock.

(1)	Except as otherwise indicated, the address of each person listed on the table is 2630 S. Harbor Blvd, Santa Ana, CA, 92704.

(2)	We have determined beneficial ownership in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included the shares of common stock subject to options, restricted stock units, and warrants held by that person that are currently exercisable or will become exercisable within 60 days after January 31, 2008, but we have not included those shares for purposes of computing percentage ownership of any other person. We have assumed unless otherwise indicated that the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Beneficial ownership is based on 42,380,485 shares of our common stock outstanding as of January 31, 2008.

(3)	Includes 1,500 shares held by Mr. Alder’s children and 452,603 shares issuable upon exercise of stock options and release of restricted stock units that are currently vested or will become vested within 60 days after January 31, 2008.

(4)	Includes 89,111 shares issuable upon exercise of stock options and release of restricted stock units that are currently vested or will become vested within 60 days after January 31, 2008.

(5)	Represents shares issuable upon exercise of stock options and release of restricted stock units that are currently vested or will become vested within 60 days after January 31, 2008.

(6)	Includes 233,114 share issuable upon exercise of stock options that are currently vested or will become vested within 60 days after January 31, 2008

(7)	Includes 182,360 shares issuable upon exercise of stock options and release of restricted stock units that are currently vested or will become vested within 60 days after January 31, 2008.

(8)	Represents shares issuable upon exercise of stock options that are currently vested or will become vested within 60 days after January 31, 2008.

(9)	Includes 32,001 shares issuable upon exercise of stock options that are currently vested or will become vested within 60 days after January 31, 2008.

(10)	Includes 1,131,600 shares issuable upon exercise of stock options that are currently vested or will become vested within 60 days after January 31, 2008.

(11)	The information is as reported on Schedule 13G filed on January 31, 2008 with the SEC by Royce & Associates, LLC (“Royce”), an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. The address for Royce is 1414 Avenue of the Americas, New York, New York 10019.

(12)	The information is as reported on Schedule 13G filed on February 14, 2008 with the SEC by Wellington Management Company, LLP (“Wellington”), an investment adviser. The address for Wellington is 75 State Street, Boston, Massachusetts 02109

(13)	The information is as reported on Schedule 13G filed on February 14, 2008 with the SEC by NorthPointe Capital, LLC (“NorthPointe”), a registered investment advisor. The address for NorthPointe is 101 W. Big Beaver, Suite 745, Troy, Michigan 48084.

(14)	The information is as reported on Schedule 13G filed on February 5, 2008 with the SEC by Barclays Global Investors, NA (“Barclays”) and certain affiliates of Barclays, including Barclays Global Fund Advisors, Barclays Global Investors, Ltd., and Barclays Global Investors Japan Trust and Banking Company Limited. The address for Barclays is 45 Fremont Street, San Francisco, California 94105.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Exchange Act requires our directors, officers, and persons who own more than 10% of a registered class of our securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Directors, officers, and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
     Based solely upon our review of the copies of such forms that we received during the year ended December 31, 2007, and written representations that no other reports were required, we believe that each person who at any time during such year was a director, officer, or beneficial owner of more than 10% of our common stock complied with all Section 16(a) filing requirements during 2007.

COMPENSATION DISCUSSION AND ANALYSIS
Compensation Philosophy and Objectives
     Our executive compensation program, which has been endorsed by the compensation committee of our board of directors (the “Compensation Committee”), is intended to attract, motivate, and retain executives and key employees and reward the creation of stockholder value. The Company seeks to provide executive compensation packages that are competitive with other similarly situated companies in our industry and reward the achievement of short-term and long-term performance goals.
     Prior to 2007, our general objective was to target total compensation (base salary plus annual cash bonus plus the value of long-term incentive awards), taken as a whole, at approximately the 50th percentile of comparable companies, with somewhat below market median levels of salary and somewhat above market median levels of bonus opportunity and long-term incentives. However, the implementation of this philosophy generally resulted in total compensation over time that was below market levels of pay. In addition, we recently acquired a substantial number of employees through the acquisition of Tyco Printed Circuit Group (“TPCG”), which had a different compensation philosophy than us. As a result, the Compensation Committee and our board of directors reassessed and revised our compensation philosophy to enhance the effectiveness of its compensation programs and to assist in the integration of employees acquired through the TPCG acquisition. Our revised compensation philosophy targets salary, total cash compensation (base pay plus annual cash bonus), and total compensation each at the 50th percentile of comparable companies.
Role of the Compensation Committee
     General. The Compensation Committee, which is comprised of three independent members of our board of directors, as discussed in greater detail under “Information Relating to Corporate Governance and the Board of Directors” is responsible for, among other things,
•	The review and approval of our compensation philosophy;

•	The review of all executive compensation plans and structures, including that of our executive officers and other members of senior management; and approval or recommendation to our board of directors;

•	The approval of annual and long-term incentive performance metrics, as well as payouts thereunder; and

•	The review of other executive benefit plans, including perquisites.
     The Compensation Committee, in consultation with Pearl Meyer & Partners, the independent executive compensation consultant it has retained, also analyzes the reasonableness of our overall executive compensation package.
     While our Chief Executive Officer and other executive officers may attend meetings of the Compensation Committee or our board of directors from time to time, the ultimate decisions regarding executive officer compensation are made solely by the members of the Compensation Committee and/or our board of directors. These decisions are based not only on the Compensation Committee’s or the board of directors’ deliberations, but also from input requested from outside advisors, including its independent compensation consultant, with respect to, among other things, market data analyses. The final decisions relating to the Chief Executive Officer’s compensation are made in executive session of our board of directors without the presence of management. Decisions regarding the other executive officers are typically made by the Compensation Committee after considering recommendations from our Chief Executive Officer.
     Compensation Consultants. The Compensation Committee periodically engages the services of independent compensation consultants to provide advice in connection with making executive compensation determinations. The Chairman of the Compensation Committee, in consultation with the other members of the Compensation Committee, defines the scope of any consultant’s engagement and related responsibilities. These responsibilities may include, among other things, advising on issues of executive or director compensation, equity compensation structure or preparing compensation disclosure for inclusion in our SEC filings. In fulfilling its responsibilities, the independent compensation consultants may interact with management or our other outside advisors to the extent necessary or appropriate.
     The Compensation Committee retained Pearl Meyer & Partners as its independent compensation consultant for 2007. Pearl Meyer & Partners has not been retained to perform any consulting or advisory services for our management team, except for a few limited situations in which market data was provided to management with respect to long-term incentive practices and information was provided on proxy disclosure regulations.
Compensation Structure
     Although the final structure may vary from year to year and officer to officer, the Compensation Committee utilizes three main components for executive officer compensation:
•	Base Salary — fixed pay that takes into account an individual’s duties and responsibilities, experience, expertise, and individual performance;

•	Annual Cash Bonus — variable cash compensation that takes into account both the Company’s and the individual’s performance; and

•	Long-Term Incentives — stock-based awards, including stock options or restricted stock units that reflect the performance of our common stock and align executive officer and stockholder interests.
     For 2007, the final level and mix of compensation was based on the Compensation Committee’s understanding of the objective data relating to the competitive environment and our performance, as well as the subjective factors outlined below.
     Pay Mix. In determining the allocation each year among current cash compensation, short-term cash compensation, and long-term equity incentive compensation the Compensation Committee considers the following factors: our short and long-term business objectives, competitive trends within our industry, and the importance of creating a performance-based environment that ties a significant portion of each executive officer’s compensation to the achievement of performance targets that increase stockholder value. When considering a proposed compensation package for an executive officer, the Compensation Committee considers the compensation package as a whole, including each element of total compensation.
     The Compensation Committee believes that the particular elements of compensation identified above produce a well-balanced mix of stock-based compensation, retention value, and at-risk compensation that provide the executive officer with both short-term and long-term performance incentives. Base pay provides the executive officer with a measure of security as to the minimum level of compensation he or she will receive while the annual and long-term incentive components motivate the executive officer to focus on the business metrics that will produce a high level of company performance over the long-term. The Compensation Committee believes that this approach not only leads to increases in stockholder value and long-term wealth creation for the executive officer, but also reduces the risk of loss of executive officers to competitors.
     The Compensation Committee believes the components of executive compensation should be weighted towards at-risk pay. For fiscal year 2007, the aggregate base pay for the Named Executive Officers comprised less than 35% of the value of the aggregate compensation opportunities (base pay, cash bonuses including the acquisition integration bonuses, long-term incentives, and other compensation) provided them for the 2008 fiscal year. This allocation is consistent with the Compensation Committee’s overall philosophy with respect to the Named Executive Officers, as defined under “Executive Compensation—Fiscal Year 2007 Summary Compensation Table,” of pay-for-performance.
     Compensation Levels and Benchmarking. Overall compensation levels for executive officers are determined based on one or more of the following factors: the individual’s duties and responsibilities within our company, the individual’s experience and expertise, the compensation levels for the individual’s peers within our company, compensation levels for similar positions in the industry or in the technology industry more generally, performance of the individual and our company as a whole, and the levels of compensation necessary to recruit new executive officers.

     In order to determine competitive compensation practices, the Compensation Committee relies on compensation data provided by Pearl Meyer & Partners. The data is derived principally from surveys of compensation practices of comparable companies, including general survey data and data developed from public filings by selected companies that the Compensation Committee considers appropriate comparables for the purposes of developing executive compensation benchmarks. The selection of the comparable companies is reviewed by the Compensation Committee.
     In computing salary changes, cash bonus opportunities, and long-term incentive awards for 2007, the Compensation Committee worked with its compensation consultant, with input from management, to develop a list of comparable companies for the purpose of benchmarking executive compensation. Numerous factors went into the selection of the comparable companies, including targeting businesses with operations in the electronic components industry with comparable financial measures, such as revenues (generally between $300 million and $900 million to reflect the TPCG acquisition) and market capitalization (generally between $150 million and $1.5 billion). The following 18 companies, along with survey data, were used for benchmarking purposes:

•	Adaptec, Inc.	•	Merix Corporation	•	RF Micro Devices, Inc.
•	Advanced Energy Industries	•	Methode Electronics, Inc.	•	Silicon Storage Technology
•	Black Box Corporation	•	Multi-Fineline Electronix, Inc.	•	SMART Modular Technologies
•	Ceradyne, Inc.	•	Netgear, Inc.	•	Stone Ridge, Inc.
•	EMS Technologies, Inc.	•	OSI Systems, Inc.
•	Finisar Corporation	•	Paxar Corporation
•	Hutchinson Tech	•	Pemstar, Inc.
     After consideration of the data collected on external competitive levels of compensation and each executive’s role within the executive team, the Compensation Committee makes decisions regarding each individual executive’s target total compensation opportunities based on Company and individual performance and the need to attract, motivate, and retain an experienced and effective executive team. The Compensation Committee examines the relationship of each executive officer’s base salary, target annual incentive opportunity, and long-term equity incentives to the comparable market data at the 50th and 75th percentiles. Total compensation for specific individuals will vary based on a number of factors in addition to Company and individual performance, including scope of duties, tenure, institutional knowledge, and/or level of difficulty in recruiting a replacement executive.
     In making compensation decisions for 2007 for the Named Executive Officers, the Compensation Committee’s general objective was to set target salary, total cash compensation (base pay plus annual cash bonus), and target total compensation (which includes the value of long-term equity awards) for these officers each at approximately the 50th percentile of the comparable market data. Actual compensation decisions for the Named Executive Officers were, however, influenced by a variety of additional factors, including considerations of each individual’s experience and expertise, our performance, and horizontal equity among the Named Executive Officers.
     In October of 2007, the Compensation Committee, its independent compensation consultant, and management reviewed the peer group to determine if any changes were appropriate. Among the peers, two companies had been acquired and two had not filed current annual reports on Form 10-K and proxy statements. In addition, several additional companies met industry criteria (electronic/components related industries, excluding semiconductor companies) and revenue criteria. Further, several industry-related companies headquartered in Orange County with similar revenues and market capitalization were identified. As a result, for market information developed in November 2007, Finisar, Paxar Corporation, Pemstar, Inc., and Silicon Storage were removed from the peer group, and ViaSystems, Inc., CTS Corporation, Plexus, Newport Corporation, Powerwave and STEC were added to the peer group.
     The Compensation Committee intends to continue its practice of retaining executive compensation consultants from time to time, as the Compensation Committee deems appropriate, to advise the Compensation Committee with respect to its compensation policies.

Individual Named Executive Officer Compensation
Total executive compensation is comprised of the following components:
     Base Salary for Fiscal Year 2007: Base salaries are set with regard to the level of the position within our company and the individual’s current and sustained performance. The base salary levels, and any increases or decreases to those levels for each executive, are reviewed and approved each year by the Compensation Committee. Such adjustments may be based on factors such as the overall performance of our company, new roles and responsibilities assumed by the executive, the performance of the executive officer’s area of responsibility, the executive officer’s impact on strategic goals, the length of service with our company, or revisions to our compensation philosophy. However, there is no specific weighting applied to any one factor in setting the level of base salary, and the process ultimately relies on the subjective exercise of the Compensation Committee’s judgment. Although salaries are generally targeted at market median, based on our peer group and relevant compensation survey data, the Compensation Committee may also take into account historical compensation, potential as a key contributor, and special recruiting situations. We believe that providing base salaries at or near the industry median will enable us to remain competitive for qualified executive officers while avoiding paying amounts in excess of what we believe necessary to attract and retain such executive officers.
     Base pay deliberations during 2007 were conducted from January to February of that year. Mr. Alder, our Chief Executive Officer, met with the Compensation Committee to present recommendations for each of the executive officers (other than himself). After reviewing the market study data and individual performance evaluations for each such executive officer and discussing them with Mr. Alder, the Compensation Committee approved the recommended base salary increases with some modifications, after determining that the increases were generally consistent with the intention to target the 50th percentile for the peer group, adjusted to reflect the increased responsibilities from both an operational and size standpoint following the acquisition of TPCG, and adjusted to reflect each individual’s past and expected contribution to our success.
     The Compensation Committee similarly reviewed the CEO compensation market data as well as performance evaluations for Mr. Alder from his direct reports and members of our board of directors. The Compensation Committee ultimately recommended, and our board of directors approved, increasing the base salary for Mr. Alder in 2007 to approximately the 50th percentile for the peer group. The increases in base pay for the executive officers, including Mr. Alder, approved in February 2007, became effective for the pay period ending April 8, 2007. A summary of base salary increases made for fiscal year 2007 is outlined below for each of the Named Executive Officers.

	Base Salary
Named Executive Officer	2006		2007
Kenton K. Alder	$400,000		$520,000
Steven W. Richards	$200,000		$270,000
Shane S. Whiteside	$240,000		$320,000
Douglas L. Soder	$330,000	(1)	$330,000
O. Clay Swain	$189,000		$195,000

(1)	Reflects annualized dollar amount as Mr. Soder began employment with the Company on October 28, 2006.

     Base Salary for Fiscal Year 2008: Base pay deliberations during the 2008 fiscal year were also conducted from January to February of that year and followed a similar process as for the changes made for fiscal year 2007. The increases, approved in February 2008, average 6% for the Named Executive Officers, and became effective for the pay period ending April 6, 2008. A summary of base salary increases made for fiscal year 2008 are outlined below for each of the named executive officers.

	Base Salary
Named Executive Officer	2007	2008
Kenton K. Alder	$520,000	$586,000
Steven W. Richards	$270,000	$280,000
Shane S. Whiteside	$320,000	$345,000
Douglas L. Soder	$330,000	$345,000
O. Clay Swain	$195,000	$200,000
     Annual Cash Bonus Program: In addition to base salaries, the Compensation Committee believes that annual performance-based cash bonuses play an important role in providing incentives to our executive officers to achieve near-term performance goals. Each year, the Compensation Committee determines a target bonus amount for our management, including the Named Executive Officers. The target percentages are set at levels that, upon achievement of 100% of corporate and individual performance goals, are likely to result in bonus payments that the Compensation Committee believes to be at the median for target bonus amounts for comparable executives at peer companies. The Compensation Committee then reviews a detailed set of overall corporate and individual performance goals prepared by management for each executive officer (other than the Chief Executive Officer). The Compensation Committee then sets the final corporate performance goals at a level the Compensation Committee believes are challenging, but reasonable, for management to achieve. Each year, the board of directors, upon recommendation of the Compensation Committee, establishes a target bonus amount for the Chief Executive Officer as well as corporate performance goals. The bonus amount for the Chief Executive Officer is similarly targeted at approximately the 50th percentile for the peer group.
     At the end of each year, the Compensation Committee determines the level of achievement for each corporate and individual performance goal and awards credit for the achievement of goals as a percentage of the target bonus. Final determinations as to bonus levels are then based on the achievement of applicable corporate and individual goals, as well as a subjective evaluation of each executive as determined by the Compensation Committee. Actual bonuses are generally paid to the executives in the first quarter of the subsequent fiscal year.
     2007 Annual Cash Bonus Program: For 2007, the Compensation Committee established target bonus awards (as a percentage of base salary) of 55% (with a maximum of 116%) for Messrs. Richards, Soder, Swain, and Whiteside. Our board of directors, upon recommendation by the Compensation Committee, established a target bonus award for Mr. Alder of 70% (with a maximum of 149%) of his base salary.
     In 2007, the corporate goals identified by the Compensation Committee and our board of directors included achieving budgeted operating income of $65.2 million, as determined in accordance with generally accepted accounting principles. The Compensation Committee believes operating income is a good indicator in capturing our success given the market in which we compete and is a measure that management can easily track and communicate to employees throughout the performance period.
     The Compensation Committee uses annual cash incentive compensation to reward our executives for company-wide performance by tying bonus awards to financial performance as well as specific personal and operational goals within the functional areas under their management. For Messrs. Richards, Soder, Swain, and Whiteside, 75% of their 2007 bonus was determined based on our 2007 budgeted operating income, 10% was based on individual performance goals and 15% was subject to the Compensation Committee’s discretion. Our board of directors bases the Chief Executive Officer’s cash incentive bonus awards exclusively on our company-wide performance. Accordingly, 100% of Mr. Alder’s bonus was determined based on our 2007 budgeted operating income. A summary of performance opportunity and relative payout for each of the Named Executive Officers is outlined below:

	2007	Bonus Levels as % of Base Salary
	Base	50%	80%	100%	120%
Named Executive Officer	Salary	of Target (1)	of Target	of Target	of Target (2)
Kenton K. Alder	$520,000	10%	35.0%	70%	149%
Steven W. Richards	$270,000	10%	27.5%	55%	116%
Shane Whiteside	$320,000	10%	27.5%	55%	116%
Douglas L. Soder	$330,000	10%	27.5%	55%	116%
O. Clay Swain	$195,000	10%	27.5%	55%	116%

(1)	Represents the percentage of 2007 base salary that the executive was eligible to receive (assuming applicable individual performance goals are met and discretionary portion is paid in full) if the Company achieves 50% of the operating income target established by the Company’s board of directors. Bonuses would not have been earned if operating income had been less than 50% of target.

(2)	Represents maximum potential bonus payout for 2007.
     The individual performance component of the bonus is based on the Compensation Committee’s subjective evaluation of the overall performance of each executive. The Compensation Committee reviews the executive’s individual contributions and efforts during the year as well as recommendations of the Chief Executive Officer. The recommendations of the Chief Executive Officer are based on individual goals set by the Chief Executive Officer and the executive.
     For fiscal year 2007, we earned operating income of $63.6 million, or 97.6% of the target, resulting in a payout of 38.8% of base salary for each of the Named Executive Officers (other than Mr. Alder, who received a payout of 65.8% of his base salary). The Compensation Committee determined that between 73% and 86% of the individual performance goals were achieved in 2007 for Messrs. Richards, Soder, Swain, and Whiteside as determined by the Chief Executive Officer and the Compensation Committee. The Compensation Committee awarded between 73% and 100% of the discretionary component of bonus to these executive officers. Combined, bonus payments varied between 48.2% to 50.5% of their 2007 base salary for the Named Executive Officers (other than Mr. Alder, whose entire bonus payment is tied to our performance).

Named Executive Officers	2007 Actual Bonus
Kenton K. Alder	$341,952
Steven W. Richards	$130,092
Shane S. Whiteside	$161,541
Douglas L. Soder	$164,543
O. Clay Swain	$94,963
     2008 Annual Cash Bonus Program. For 2008, the Compensation Committee has established target bonus awards (as a percentage of base salary) of 55% for Messrs. Richards, Soder, Swain, and Whiteside. Our board of directors, upon recommendation by the Compensation Committee, established a target bonus award of 70% of base salary for Mr. Alder. The Compensation Committee and our board of directors reviewed the current plan and modified the maximum amount payable under the plan to further encourage employee and executive performance. As a result, the maximum amounts payable, as a percent of base salary, under the plan are 170% for Mr. Alder and 120% for Messrs. Richards, Soder, Swain, and Whiteside. Actual bonuses will be determined by the Compensation Committee and our board or directors and paid in early 2009, and may be above or below target bonus levels.
     In addition, the Compensation Committee believes that a greater proportion of the potential bonus payments should reflect the Company’s financial performance, as determined by operating income. As a result, 80% of the 2008 bonus for Messrs. Richards, Soder, Swain, and Whiteside will be determined based on Company performance, 10% will be based on individual performance goals, and 10% will be subject to the Compensation

Committee’s discretion. The board of directors bases the Chief Executive Officer’s cash incentive bonus awards on Company-wide performance. Accordingly, 100% of Mr. Alder’s bonus will be determined based on operating income.
     The table below lists the 2008 base salaries and bonus levels for each of our Named Executive Officers.

	2008	Bonus Levels as % of Base Salary
	Base	50%	80%	100%	120%
Named Executive Officer	Salary	of Target (1)	of Target	of Target	of Target (2)
Kenton K. Alder	$586,000	10%	35.0%	70%	170%
Steven W. Richards	$280,000	10%	27.5%	55%	120%
Shane S. Whiteside	$345,000	10%	27.5%	55%	120%
Douglas L. Soder	$345,000	10%	27.5%	55%	120%
O. Clay Swain	$200,000	10%	22.5%	45%	75%

(1)	Represents the percentage of 2008 base salary that executive will receive (assuming applicable individual performance goals are met and discretionary portion is paid in full) if the Company achieves 50% of the operating income target established by the Company’s board of directors. Bonuses will not be earned if operating income is less than 50% of the target.

(2)	Represents maximum potential bonus payout.
     2007 Acquisition Integration Bonus. In October 2006, we completed the acquisition of TPCG, more than doubling our revenue, increasing our total number of plants from three to twelve, and creating an international component to our business. Several key employees, including the Named Executive Officers, were heavily involved with the negotiation and integration of TPCG. In order to reward these employees for their efforts to date, and to retain and motivate the employees to complete a successful integration, the Compensation Committee reviewed supplemental acquisition integration bonuses proposed by the Chief Executive Officer, and awarded one-time bonuses.
     The acquisition integration bonus amounts were determined as a percentage of base salary consistent with the levels of acquisition bonuses awarded and approved by the Compensation Committee to employees who joined us as part of the TPCG acquisition. To encourage retention, awards were denominated in a dollar amount to be paid 50% in cash and 50% in restricted stock units. The cash portion of awards was paid 50% in January 2007 and 50% in March 2007 based upon achievement of performance objectives related to the successful integration of TPCG as determined by the Chief Executive Officer. The restricted stock unit awards were made on March 6, 2007 and vest over a three-year period. Acquisition integration bonus awards for each of the Named Executive Officers were as follows:

	Total Integration		RSU Award
Named Executive Officer	Bonus ($)	Cash Award ($)	# of Shares (1)
Kenton K. Alder	$150,000	$75,000	7,089
Steven W. Richards	$100,000	$50,000	4,726
Shane S. Whiteside	$100,000	$50,000	4,726
Douglas L. Soder	N/A (2)	N/A	N/A
O. Clay Swain	$65,000	$32,500	3,072

(1)	Number of shares determined using a grant date per share value of $10.58/share.

(2)	Because Mr. Soder was an employee of TPCG, he did not participate in the Company’s acquisition integration bonus program.

     Equity Awards. We believe that providing a significant portion of our executive officers’ total compensation package in equity awards aligns the incentives of our executives with the interests of our stockholders and with our long-term success. The Compensation Committee and our board of directors develop their equity award determinations based on their judgments as to whether the total compensation packages provided to our executive officers, including prior equity awards, are sufficient to retain, motivate, and adequately reward the executive officers. This judgment is based in part on information provided by benchmarking studies. The Compensation Committee generally targets the value of the equity awards at or near the 50th percentile of the peer group.
     We grant equity awards through our 2006 Equity Incentive Plan, which was adopted by our board of directors and approved by our stockholders and permits the grant of stock options, stock appreciation rights, restricted shares, restricted stock units, performance shares, and other stock-based awards to our officers, directors, employees, and consultants. The material terms of the 2006 Equity Incentive Plan are described below under “Executive Compensation—2006 Equity Incentive Plan.”
     2007 Equity Awards. Historically, we have awarded equity compensation primarily in the form of stock options. We selected this approach in part because of the favorable accounting and tax treatment and the widely held expectation among employees in the industry that they would receive stock options. However, the accounting treatment for stock options changed in 2006 with the adoption of Financial Accounting Standards No. 123(R) Share-Based Payments (“FAS 123(R)”), which made the accounting treatment for stock options less attractive. As a result, the Compensation Committee reassessed the relative advantages and disadvantages of various forms of equity compensation and concluded that awarding restricted stock units during fiscal year 2007 would be a more motivating form of incentive compensation for our employees and would permit us to issue fewer shares, thereby reducing the potential dilutive impact on our stockholders. The Compensation Committee generally utilized a 3:1 conversion ratio to determine the number of restricted stock units to award based on stock option awards issued in prior years, adjusted for changes in market levels of long-term incentives as determined through our compensation studies. The following table sets forth the number of restricted stock units awarded to the Named Executive Officers in 2007, excluding the awards issued as part of the acquisition integration bonus as outlined above.

2007 Number
Named Executive Officer	of RSUs (1)
Kenton K. Alder	38,555
Steven W. Richards	22,220
Shane S. Whiteside	22,220
Douglas L. Soder	22,220
O. Clay Swain	17,820

(1)	One-third of the restricted stock units vest on each of the first three anniversaries of the grant date.

          2008 Equity Awards. In January and February of 2008, the Compensation Committee reviewed market trends regarding the magnitude and mix of equity compensation issued to employees and executives among comparable companies, and reassessed the relative advantages and disadvantages of issuing various forms of equity compensation. The Compensation Committee concluded that the issuance of restricted stock units during fiscal year 2008 would continue to be a more motivating form of incentive compensation for our employees and would permit us to issue fewer shares, thereby reducing the potential dilutive impact on our stockholders. However, the Compensation Committee also believes that the executive officers should also receive a portion of their equity compensation in the form of stock options to strengthen the linkage between executive compensation and increased stockholder value. As a result, the Compensation Committee approved the issuance of equity that resulted in targeted total compensation for the executive officers at approximately the 50th percentile of the benchmark data, with option grants whose estimated value (using the 3:1 conversion ratio previously described) as a percentage of the total equity value granted varied between 0% and 25%. The Chief Executive Officer received the highest proportion of option value to the total equity value. The following table sets forth the estimated value of our 2008 equity awards and the number of restricted stock units and stock options awarded to the Named Executive Officers in 2008.

		Estimated Option
	Target Equity Value	Value as a % of	Resulting Number of	Resulting Number of
Named Executive Officer	@ $11.10/Share	Total	RSUs Granted (1)	Options Granted (2)
Kenton K. Alder	$740,000	25%	50,000	50,000
Steven W. Richards	$340,000	22%	24,000	20,000
Shane S. Whiteside	$340,000	22%	24,000	20,000
Douglas L. Soder	$340,000	22%	24,000	20,000
O. Clay Swain	$188,700	0%	17,000	—

(1)	One-third of the restricted stock units vest on each of the first three anniversaries of the grant date.

(2)	Stock options were issued on February 13, 2008 at an exercise price of $11.10. One-third of the stock options vest on each of the first three anniversaries of the grant date.
          Pension Benefits. None of the Named Executive Officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us. The Compensation Committee may elect to adopt qualified or non-qualified defined benefit plans in the future if the Committee determines that doing so is in our best interests.
          Nonqualified Deferred Compensation. None of the Named Executive Officers participate in or have account balances in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by us. The Compensation Committee may elect to provide our executive officers and other employees with nonqualified defined contribution or other nonqualified deferred compensation benefits in the future if the Committee determines that doing so is in our best interests.
          Other Compensation. All of the Named Executive Officers are eligible to participate in our employee benefit plans, including medical, dental, life insurance, and 401(k) plans. These plans are available to all salaried employees and do not discriminate in favor of executive officers. It is generally our policy to not extend significant perquisites to executives that are not available to our employees generally. In designing these elements, we seek to provide an overall level of benefits that are competitive with those offered by similarly situated companies in the markets in which we operate based upon our general understanding of industry practice.
          Employment Agreements. We maintain employment agreements with Mr. Alder and Mr. Soder described under “Employment Agreements with Named Executive Officers.” The Compensation Committee determined that the compensation packages provided under these agreements were fair and reasonable on the basis of its assessment of comparable compensation opportunities available to the individuals, including the compensation arrangements of each Named Executive Officer at his prior place of employment.

          Payments due Upon Termination and/or a Change in Control. We currently provide for the accelerated vesting of stock options or restricted stock units that otherwise would have vested during the one year period beginning on the date of the consummation of the “change in control.” In addition, we provide for accelerated vesting of all stock options and restricted stock units in the event of a “change in control” and subsequent termination of employment without “cause” within twelve months thereof.
          The Compensation Committee believes that for senior executives, including the Named Executive Officers, accelerated vesting of stock options and restricted stock units in the event of a change in control is generally appropriate because in some change in control situations, equity of the target company is cancelled making immediate acceleration necessary in order to preserve the value of the award. In addition, as previously discussed, we rely primarily on incentive awards to provide the Named Executive Officers with the opportunity to accumulate substantial resources to fund their retirement income, and the Compensation Committee believes that a change in control event is an appropriate liquidation point for awards designed for such purpose. We also believe that it is appropriate to require a termination of employment within one year following a change in control before full vesting is accelerated. We presume that such a termination would likely be due to the change in control and not the employee’s performance and therefore the award should be earned. For executives not terminated within one year of a change in control, the executives would continue to vest in their awards as they contribute to the success of the surviving company.
          In addition, certain executives, including each of the Named Executive Officers, receive cash severance in certain circumstances that result in termination of employment. The Compensation Committee believes these provisions are fair and reasonable based on its understanding of market practices among industry competitors noted above and within the broader environment of technology companies and similarly sized businesses.
          Calculations of the payments due to the Named Executive Officers upon certain terminations of employment and/or in connection with a change in control are set forth under “Executive Compensation—Potential Payments upon Termination or Change in Control at Fiscal Year-End 2007.” We believe these severance benefits are an essential element of our compensation package for executive officers and assist us in recruiting and retaining talented individuals.
Timing of Equity Grants
          Executives receive long-term equity awards pursuant to the terms of the 2006 Incentive Compensation Plan (the “2006 Plan”). Awards may also be granted outside of the 2006 Plan to the extent those grants are permitted by the NASDAQ rules. The Compensation Committee administers the 2006 Plan and establishes the rules for all awards granted thereunder, including grant guidelines, vesting schedules, and other provisions. The Compensation Committee reviews these rules from time to time and considers, among other things, the interests of the stockholders, market conditions, information provided by independent advisors, performance objectives, and recommendations made by the Chief Executive Officer.
          The board of directors or the Compensation Committee reviews awards for all employees. The Compensation Committee has established a process where the Compensation Committee reviews the recommendations of the Chief Executive Officer for executives (other than himself) and other employees, modifies the proposed grants in certain circumstances, and approves the awards effective as of the date of its approval.
          The exercise price of stock option grants are set at 100% of the closing market price of a share of Company common stock on the date the board of directors or Compensation Committee approves the grants. For new hire awards, the Compensation Committee or the board of directors generally reviews the recommendation of management at the board or committee meeting after the participant’s hire date and modifies and approves the awards effective as of the date of the Committee’s or board’s approval.

Impact of Tax and Accounting
          As a general matter, the Compensation Committee takes into account the various tax and accounting implications of the compensation vehicles employed by us.
          When determining amounts of long-term incentive grants to executives and employees, the Compensation Committee examines the accounting cost associated with the grants. Under FAS 123(R), grants of stock options and restricted stock units result in an accounting charge for us equal to the grant date fair value of those securities. For restricted stock units, the accounting cost is generally equal to the fair market value of the underlying shares of common stock on the date of the award. The cost is then amortized over the requisite service period. With respect to stock options, we calculate the grant date fair value based on the Black-Scholes formula with an adjustment for possible forfeitures and amortize that value as compensation expense over the vesting period.
          Section 162(m) of the Code does not permit publicly traded companies to take income tax deductions for compensation paid to the Chief Executive Officer and certain other executive officers to the extent that compensation exceeds $1 million per officer in any taxable year and does not otherwise qualify as performance-based compensation. The 2006 Plan is structured so that the compensation deemed paid to an executive officer in connection with the exercise of stock options granted under the 2006 Plan should qualify as performance-based compensation not subject to the $1 million limitation. In addition, awards of restricted stock units made under the 2006 Plan may or may not qualify as performance-based compensation.
          The Compensation Committee will continue to consider steps that might be in the Company’s best interests to comply with Section 162(m) of the Code. However, in establishing the cash and equity incentive compensation programs for the Named Executive Officers, the Compensation Committee believes that the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole or primary factor. The Compensation Committee believes that cash and equity incentive compensation must be maintained at the requisite level to attract and retain the executive officers essential to the Company’s financial success, even if all or part of that compensation may not be deductible by reason of the limitations of Section 162(m) of the Code.
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
          Our compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on such review and discussion, the Compensation Committee recommended to our board of directors, and our board of directors approved, that the Compensation Discussion and Analysis be included in this proxy statement.
Thomas T. Edman, Chairman
Robert E. Klatell
John G. Mayer
Compensation Committee Interlocks and Insider Participation
          During the fiscal year ended December 31, 2007, our compensation committee consisted of Messrs. Edman, Klatell, and Mayer. None of these individuals had any contractual or other relationships with us during such fiscal year except as directors. No interlocking relationship exists between any member of our compensation committee and any member of any other company’s board of directors or compensation committee.

EXECUTIVE COMPENSATION
Fiscal Year 2007 Summary Compensation Table
          The following table sets forth compensation information for the Company’s Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers who were serving as executive officers during 2007 (collectively, the “Named Executive Officers”) in respect of fiscal year 2007.

						Non-Equity
				Stock	Option	Incentive	All Other
Name and			Bonus	Awards	Awards	Plan	Compensation
Principal		Salary	($)	($)	($)	Compensation	($)	Total
Position	Year	($)	(1)	(2)	(3)	($) (4) (5)	(6)	($)
Kenton K. Alder — CEO	2007	$487,692	—	$122,702	$281,196	$416,952	$9,000	$1,317,542
	2006	386,539	—	—	180,378	596,000	2,200	1,165,117
Steven W. Richards — CFO	2007	251,154	—	72,441	142,672	180,092	9,000	655,359
	2006	200,769	—	—	85,283	232,000	2,008	520,060
Shane S. Whiteside — COO	2007	298,462	—	72,441	161,782	211,541	9,000	753,226
	2006	235,827	—	—	103,914	260,420	1,897	602,058
Douglas L. Soder — EVP	2007	337,896	200,000	59,730	96,560	164,543	9,000	867,729
	2006	51,269	50,000	—	14,762		13,192	129,223
O. Clay Swain — SVP	2007	193,354	—	56,165	136,639	127,463	9,000	522,621
— Marketing	2006	187,168	—	—	89,388	211,700	1,466	489,722

(1)	Mr. Soder commenced his employment with us on October 28, 2006, and received a signing bonus of $50,000. He also received a retention bonus of $200,000 in 2007.

(2)	The amounts shown in the Stock Awards column do not reflect compensation actually received by the Named Executive Officers. Instead, these amounts reflect the compensation expense we recognized in 2007 related to restricted stock units awarded in 2007 to the Named Executive Officers, as determined pursuant to FAS 123(R). For a discussion of valuation assumptions, see Note 11 to our 2007 consolidated financial statements.

(3)	The amounts shown in the Option Awards column do not reflect compensation actually received by the Named Executive Officers. Instead, these amounts reflect the compensation expense we recognized in the year shown related to stock options awarded in 2006 and prior years to the Named Executive Officers, as determined pursuant to FAS 123(R). For a discussion of valuation assumptions, see Note 11 to our 2007 consolidated financial statements.

(4)	For the year 2006, the Non-Equity Incentive Plan Compensation listed on this table represents a bonus paid in 2007 based on our performance in 2006.

(5)	For the year 2007, the Non-Equity Incentive Plan Compensation listed on this table represents an integration bonus paid in 2007, plus a bonus paid in 2008, based on our performance in 2007.

(6)	Represents matching contributions by us under our 401(k) plan.

Fiscal Year 2007 Grants of Plan-Based Awards
          The following table sets forth information concerning awards of stock options and restricted stock made to each of the Named Executive Officers during fiscal year 2007.

						All
					All	Option Awards:
		Estimated Future Payouts Under			Stock Awards:	Number of	Exercise	Grant Date Fair
		Non-Equity Incentive Plan			Number of Shares	Securities	or Base	Value of Stock and
		Award			of Stock	Underlying	Price of Stock	Option Awards
Named Executive	Grant	Threshold	Target	Maximum	or Units	Options	Awards	($)
Officer	Date	($)(1)	($)(1)	($)(1)	(#)	(#)	($/Sh)	(2)
Kenton K. Alder	—	$52,000	$364,000	$774,800	—	—	—	—
	3/6/2007	—	—	—	45,644	—	$10.58	$482,914
Steven W. Richards	—	27,000	148,500	313,200	—	—	—	—
	3/6/2007	—	—	—	26,946	—	$10.58	285,089
Shane S. Whiteside	—	32,000	176,000	371,200	—	—	—	—
	3/6/2007	—	—	—	26,946	—	$10.58	285,089
Douglas L. Soder	—	33,000	181,500	382,800	—	—	—	—
	3/6/2007	—	—	—	22,220	—	$10.58	235,088
O. Clay Swain	—	19,500	107,250	226,200	—	—	—	—
	3/6/2007	—	—	—	20,892	—	$10.58	221,037

(1)	Represents threshold, target and maximum opportunity under the Company’s annual cash bonus program for fiscal year 2007. Our annual cash bonus program is discussed under the caption “2007 Annual Cash Bonus Program” in the Compensation Discussion and Analysis.

(2)	The value of a restricted stock unit is based on the closing market price on date of grant, as determined pursuant to FAS 123(R). The value for all restricted stock units granted to the Named Executive Officers is equal to 100% of the fair market value of the underlying shares on the grant date.
Employment Agreements with Named Executive Officers
          Effective December 1, 2005, we entered into an employment agreement with Mr. Alder. Pursuant to the agreement, Mr. Alder will continue to serve as our President and Chief Executive Officer for an initial term expiring December 1, 2008, which initial term shall be automatically renewed for additional one-year terms, unless timely notice of non-renewal is given by either Mr. Alder or the Company. Mr. Alder receives a base salary, currently $586,000, which may be increased from time to time at the discretion of the board of directors. In addition, if Mr. Alder’s employment is terminated by (1) us without “cause,” or (2) by Mr. Alder for “good reason,” other than in connection with a “change of control,” Mr. Alder would be entitled to receive an amount in cash equal to 18 months of his base salary, payable in equal installments on the same payment dates as such base salary payments would have otherwise been paid for the 18 months following such termination. In the event of a change in control, the vesting of any stock options or restricted stock units held by Mr. Alder that are assumed by the acquirer would be immediately accelerated if Mr. Alder’s employment is terminated by the acquirer for cause or by Mr. Alder for good reason within 12 months after the change in control.

          Pursuant to the terms of Mr. Soder’s October 2006 offer letter, he will receive a base salary of $330,000, which may be increased from time to time at the discretion of our board of directors. In addition, Mr. Soder was granted 60,000 stock options and a $50,000 signing bonus. The offer letter provides that Mr. Soder will receive a retention bonus of $200,000 on October 28, 2007 and $150,000 on October 28, 2008 provided that Mr. Soder remains employed with us through such respective dates. In the event the Company terminates Mr. Soder’s employment without cause (1) prior to October 28, 2007, he will be entitled to receive two years salary ($660,000) and accelerated payment of any unpaid bonus; (2) after October 28, 2007 and prior to October 28, 2008, he will be entitled to receive one year’s salary ($345,000) and accelerated payment of any unpaid bonus; and (3) after October 28, 2008 he will be entitled to receive six months’ salary ($172,500) and accelerated payment of any unpaid bonus. In the event Mr. Soder’s employment is terminated following a change of control, the vesting of any stock options and restricted stock units held by him and the payment of any unpaid bonus will be accelerated.
2006 Incentive Compensation Plan
The material features of the 2006 Incentive Compensation Plan (the “2006 Plan”) are outlined below.
Awards
          The terms of the 2006 Plan provide for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, bonus stock, dividend equivalents, other stock related awards, and performance awards that may be settled in cash, stock, or other property.
Shares available for awards
          The total number of shares of our common stock that may be subject to awards under the 2006 Plan is equal to 3,000,000 shares, plus (i) any shares available for issuance and not subject to an award under the 2000 Plan or the Management Plan, (ii) the number of shares with respect to which awards granted under the 2006 Plan, 2000 Plan, and the Management Plan terminate without the issuance of the shares or where the shares are forfeited or repurchased; (iii) with respect to awards granted under the 2006 Plan, 2000 Plan and the Management Plan, the number of shares which are not issued as a result of the award being settled for cash or otherwise not issued in connection with the exercise or payment of the award; and (iv) the number of shares that are surrendered or withheld in payment of the exercise price of any award or any tax withholding requirements in connection with any award granted under the 2006 Plan, 2000 Plan and the Management Plan.
Limitations on awards
          The 2006 Plan imposes individual limitations on certain awards, in part to comply with Section 162(m) of the Internal Revenue Code of 1986. Under these limitations, no more than 1,000,000 shares of our common stock reserved for issuance under the 2006 Plan may be granted to an individual during any fiscal year pursuant to any stock options or stock appreciation rights granted under the 2006 Plan and no more than 1,000,000 shares of our common stock reserved for issuance under the 2006 Plan may be granted to an individual during any fiscal year pursuant to all awards other than stock options or stock appreciation rights granted under the 2006 Plan. The maximum amount that may be earned by any one participant as a performance award (payable in cash) or other cash award is $5,000,000 per calendar year. No outstanding options may be repriced without stockholder approval (that is, we cannot amend an outstanding option to lower the exercise price or exchange an outstanding option for a new option with a lower exercise price without stockholder approval). In addition, the 2006 Plan prohibits us from exchanging an outstanding option with an exercise price above the then current fair market value of our common stock for cash, other awards, or other property.
Capitalization adjustments
          In the event that a dividend or other distribution (whether in cash, shares of common stock, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution, or other similar corporate transaction or event affects our common stock or our other securities or the securities of any other issuer, so that an adjustment, substitution, or exchange is determined to be appropriate by the plan administrator, then the plan administrator will adjust any or all of the following as the plan administrator deems appropriate: (1) the kind and number of shares available under the 2006 Plan, (2) the kind and number of shares subject to limitations on awards described in the preceding paragraph, (3) the kind and number of shares subject to all outstanding awards, (4) the exercise price, grant price, or purchase price relating to any award, and (5) other affected terms of awards.
Eligibility
          The persons eligible to receive awards under the 2006 Plan consist of officers, directors, employees, and independent contractors. However, incentive stock options may be granted under the 2006 Plan only to our employees, including our officers who are employees.
Administration
          Our board of directors will administer the 2006 Plan unless it delegates administration of the 2006 Plan to one or more committees of our board of directors. Together, our board of directors and any committee(s) delegated to administer the 2006 Plan are referred to as the plan administrator. If a committee is delegated to administer the 2006 Plan, then the committee members may be “non-employee directors” as defined by Rule 16b-3 of the Securities Exchange Act, “outside directors” for purposes of Section 162(m), and independent as defined by Nasdaq or any other national securities exchange on which any of our securities may be listed for trading in the future. Subject to the terms of the 2006 Plan, the plan administrator is authorized to select eligible persons to receive awards, determine the type and number of awards to be granted and the number of shares of our common stock to which awards will relate, specify times at which awards will be exercisable or may be settled (including performance conditions that may be required as a condition thereof), set other terms and conditions of awards, prescribe forms of award agreements, interpret and specify rules and regulations relating to the 2006 Plan, and make all other determinations that may be necessary or advisable for the administration of the 2006 Plan. The plan administrator may amend the terms of outstanding awards, in its discretion. Any amendment that adversely affects the rights of the award recipient, however, must receive the approval of such recipient.
Stock options and stock appreciation rights
          The plan administrator is authorized to grant stock options, including both incentive stock options and non-qualified stock options. In addition, the plan administrator is authorized to grant stock appreciation rights, which entitle the participant to receive the appreciation in our common stock between the grant date and the exercise date of the stock appreciation right. The plan administrator determines the exercise price per share subject to an option and the grant price of a stock appreciation right. The per share exercise price of an incentive stock option, however, must not be less than the fair market value of a share of common stock on the grant date. The plan administrator generally will fix the maximum term of each option or stock appreciation right, the times at which each stock option or stock appreciation right will be exercisable, and provisions requiring forfeiture of unexercised stock options or stock appreciation rights at or following termination of employment or service, except that no incentive stock option may have a term exceeding ten years. Stock options may be exercised by payment of the exercise price in any form of legal consideration specified by the plan administrator, including cash, shares (including cancellation of a portion of the shares subject to the award), outstanding awards or other property having a fair market value equal to the exercise price. Options may also be exercisable in connection with a broker-assisted sales transaction (a “cashless exercise”) as determined by the plan administrator. The plan administrator determines methods of exercise and settlement and other terms of the stock appreciation rights.
Restricted Stock and Stock Units
          The plan administrator is authorized to grant restricted stock and stock units. Restricted stock is a grant of shares of common stock, which may not be sold or disposed of and which may be forfeited in the event of certain terminations of employment or service, prior to the end of a restricted period specified by the plan administrator. A participant granted restricted stock generally has all of the rights of one of our stockholders, unless otherwise determined by the plan administrator. An award of a stock unit confers upon a participant the right to receive shares of common stock at the end of a specified period, and may be subject to possible forfeiture of the award in the event of certain terminations of employment prior to the end of a specified period. Prior to settlement, an award of a stock unit carries no voting or dividend rights or other rights associated with share ownership, although dividend equivalents may be granted, as discussed below.
Dividend Equivalents
          The plan administrator is authorized to grant dividend equivalents conferring on participants the right to receive, currently or on a deferred basis, cash, shares of common stock, other awards, or other property equal in value to dividends paid on a specific number of shares of common stock or other periodic payments. Dividend equivalents may be granted alone or in connection with another award, may be paid currently or on a deferred basis and, if deferred, may be deemed to have been reinvested in additional shares of common stock, awards or otherwise as specified by the plan administrator. Currently, there are no outstanding dividend equivalent awards, either with other outstanding awards under any of our incentive compensation plans or as stand-alone awards.
Bonus Stock and Awards in Lieu of Cash Obligations
          The plan administrator is authorized to grant shares of common stock as a bonus free of restrictions for services performed for us or to grant shares of common stock or other awards in lieu of our obligations to pay cash under the 2006 Plan or other plans or compensatory arrangements, subject to such terms as the plan administrator may specify.
Other Stock Based Awards
          The plan administrator is authorized to grant awards under the 2006 Plan that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of common stock. Such awards might include convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of common stock, purchase rights for shares of common stock, awards with value and payment contingent upon our performance or any other factors designated by the plan administrator, and awards valued by reference to the book value of shares of our common stock or the value of securities of or the performance of specified subsidiaries or business units. The plan administrator determines the terms and conditions of such awards.
Performance Awards
          The right of a participant to exercise or receive a grant or settlement of an award, and the timing thereof, may be subject to such performance conditions, including subjective individual goals, as may be specified by the plan administrator. In addition, the 2006 Plan authorizes specific performance awards, which represent a conditional right to receive cash, shares of our common stock, or other awards upon achievement of certain pre-established performance goals and subjective individual goals during a specified fiscal year. Performance awards granted to persons whom the plan administrator expects will, for the year in which a deduction arises, be “covered employees” (as defined below) may, if and to the extent intended by the plan administrator, be subject to provisions that should qualify such awards as “performance based” compensation not subject to the limitation on tax deductibility by us under Section 162(m). For purposes of Section 162(m), the term “covered employee” means our chief executive officer and our four highest compensated officers as of the end of a taxable year as disclosed in our SEC filings. If and to the extent required under Section 162(m), any power or authority relating to a performance award intended to qualify under Section 162(m) is to be exercised by a committee that qualifies under Section 162(m), rather than our board of directors.
          Subject to the requirements of the 2006 Plan, the plan administrator will determine performance award terms, including the required levels of performance with respect to specified business criteria, the corresponding amounts payable upon achievement of such levels of performance, termination and forfeiture provisions, and the form of settlement. One or more of the following business criteria based on our consolidated financial statements, and/or those of its affiliates, or for its business units (except with respect to the total stockholder return and earnings per share criteria), will be used by the plan administrator in establishing performance goals for performance awards designed to comply with the performance-based compensation exception to Section 162(m): (1) earnings per share; (2) revenues or gross margins; (3) cash flow; (4) operating margin; (5) return on net assets, investment, capital, or equity; (6) economic value added; (7) direct contribution; (8) net income; pretax earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings after interest expense and before extraordinary or special items; operating income; income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses which might be paid under any of our ongoing bonus plans; (9) working capital; (10) management of fixed costs or variable costs; (11) identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures; (12) total stockholder return; and (13) debt reduction. For covered employees, the performance goals and the determination of their achievement shall be made in accordance with Section 162(m). The plan administrator is authorized to adjust performance conditions and other terms of awards in response to unusual or nonrecurring events, or in response to changes in applicable laws, regulations, or accounting principles.
Other Terms of Awards
          Awards may be settled in the form of cash, shares of our common stock, other awards, or other property in the discretion of the plan administrator. Awards under the 2006 Plan are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The plan administrator may require or permit participants to defer the settlement of all or part of an award in accordance with such terms and conditions as the plan administrator may establish, including payment or crediting of interest or dividend equivalents on deferred amounts, and the crediting of earnings, gains, and losses based on deemed investment of deferred amounts in specified investment vehicles. The plan administrator is authorized to place cash, shares of our common stock, or other property in trusts or make other arrangements to provide for payment of our obligations under the 2006 plan. The plan administrator may condition any payment relating to an award on the withholding of taxes and may provide that a portion of any shares of our common stock or other property to be distributed will be withheld (or previously acquired shares of our common stock or other property be surrendered by the participant) to satisfy withholding and other tax obligations. Awards granted under the 2006 plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except that the plan administrator may, in its discretion, permit transfers of awards subject to any applicable legal restrictions.
Acceleration of Vesting; Change in Control
          The plan administrator, in its discretion, may accelerate the vesting, exercisability, lapsing of restrictions, or expiration of deferral of any award, including if we undergo a “change in control,” as defined in the 2006 Plan. In addition, the plan administrator may provide that the performance goals relating to any performance-based award will be deemed to have been met upon the occurrence of any “change in control.” The award agreement may provide for the vesting of an award upon a change of control, including vesting if a participant is terminated by us or our successor without “cause” or terminates for “good reason.”
          To the extent we undergo a corporate transaction (as defined in the 2006 Plan), the 2006 Plan provides that outstanding awards may be assumed, substituted for or continued in accordance with their terms. If the awards are not assumed, substituted for or continued, to the extent applicable, such awards will terminate immediately prior to the close of the corporate transaction. The plan administrator may, in its discretion, either cancel the outstanding awards in exchange for a cash payment or vest all or part of the award contingent on the corporate transaction. With respect to a corporate transaction after which our stockholders immediately prior to the corporate transaction own 90% or more of the successor company after the corporate transaction, awards under the 2006 Plan must be assumed, continued, or substituted for.
Amendment and Termination
          Our board of directors may amend, alter, suspend, discontinue, or terminate the 2006 Plan or the plan administrator’s authority to grant awards without further stockholder approval, except stockholder approval will be obtained for any amendment or alteration if such approval is deemed necessary and advisable by our board of directors. Unless earlier terminated by our board of directors, the 2006 Plan will terminate on the earlier of (1) ten years after the later of (x) the adoption by our board of directors of the 2006 Plan and (y) the approval of an increase in the number of shares reserved under the 2006 Plan by our board of directors (contingent upon such increase being approved by our stockholders) and (2) such time as no shares of our common stock remain available for issuance under the 2006 Plan and no further rights or obligations with respect to outstanding awards are outstanding under the 2006 Plan. Amendments to the 2006 Plan or any award require the consent of the affected participant if the amendment has a material adverse effect on the participant.
Outstanding Equity Awards at Fiscal Year-End 2007
     The following table sets forth the outstanding equity awards held by the Named Executive Officers as of December 31, 2007.

						Stock Awards
		Option Awards				Number	Market
		Number	Number			of	Value of
		of	of			Shares or	Shares or
		Securities	Securities			Units of	Units of
		Underlying	Underlying			Stock	Stock
		Unexercised	Unexercised	Option		That Have	That Have
		Options	Options	Exercise	Option	Not	Not
		(#)	(#)	Price	Expiration	Vested	Vested
Name	Grant Date	Exercisable	Unexercisable	($)	Date	(#)	($)
Kenton K. Alder (1)	9/20/2000	100,000	—	$16.00	09/20/10
	3/11/2002	25,000	—	$10.15	03/11/12
	12/30/2002	28,354	—	$2.76	12/30/12
	12/17/2003	210,000	—	$13.68	12/17/13
	1/27/2005	17,375	—	$8.98	01/27/15
	5/5/2005	8,688	8,687	$7.77	05/05/15
	8/3/2005	8,688	8,687	$6.86	08/03/15
	11/3/2005	8,688	8,687	$8.67	11/03/15
	2/14/2006	4,344	13,031	$12.97	02/14/16
	5/4/2006	7,302	21,906	$16.82	05/04/16
	8/1/2006	7,302	21,906	$10.58	08/01/16
	11/1/2006	7,303	21,906	$11.71	11/01/16
	3/6/2007	—	—	—	—	45,644	$532,209
Steven W. Richards (1)	9/20/2000	4,000	—	$16.00	09/20/10
	3/11/2002	4,800	—	$10.15	03/11/12
	12/30/2002	9,200	—	$2.76	12/30/12
	12/17/2003	40,000	—	$13.68	12/17/13
	5/5/2005	1,188	2,374	$7.77	05/05/15
	8/3/2005	1,188	2,374	$6.86	08/03/15
	11/3/2005	2,376	2,374	$8.67	11/03/15
	2/14/2006	2,375	7,125	$12.97	02/14/16
	5/4/2006	4,209	12,624	$16.82	05/04/16
	8/1/2006	4,209	12,624	$10.58	08/01/16
	11/1/2006	4,209	12,625	$11.71	11/01/16
	3/6/2007	—	—	—	—	26,946	$314,190

						Stock Awards
		Option Awards				Number	Market
		Number	Number			of	Value of
		of	of			Shares or	Shares or
		Securities	Securities			Units of	Units of
		Underlying	Underlying			Stock	Stock
		Unexercised	Unexercised	Option		That Have	That Have
		Options	Options	Exercise	Option	Not	Not
		(#)	(#)	Price	Expiration	Vested	Vested
Name	Grant Date	Exercisable	Unexercisable	($)	Date	(#)	($)
Shane S. Whiteside (1)	9/20/2000	35,626	—	$16.00	09/20/10
	12/30/2002	8,000	—	$2.76	12/30/12
	12/17/2003	110,000	—	$13.68	12/17/13
	5/5/2005	—	4,750	$7.77	05/05/15
	8/3/2005	—	4,750	$6.86	08/03/15
	11/3/2005	2,375	4,750	$8.67	11/03/15
	2/14/2006	2,375	7,125	$12.97	02/14/16
	5/4/2006	4,209	12,624	$16.82	05/04/16
	8/1/2006	4,209	12,624	$10.58	08/01/16
	11/1/2006	4,209	12,625	$11.71	11/01/16
	3/6/2007	—	—	—	—	26,946	$314,190
Douglas L. Soder (2)	11/1/2006	15,000	45,000	$11.71	11/01/16
	3/6/2007	—	—	—	—	22,220	$259,085
O. Clay Swain (1)	9/20/2000	64,126	—	$16.00	09/20/10
	3/11/2002	16,000	—	$10.15	03/11/12
	12/30/2002	5,000	—	$2.76	12/30/12
	12/17/2003	110,000	—	$13.68	12/17/13
	1/27/2005	9,500	—	$8.98	01/27/15
	5/5/2005	1,899	4,750	$7.77	05/05/15
	8/3/2005	—	4,750	$6.86	08/03/15
	11/3/2005	4,750	4,750	$8.67	11/03/15
	2/14/2006	2,375	7,125	$12.97	02/14/16
	5/4/2006	3,375	10,125	$16.82	05/04/16
	8/1/2006	3,375	10,125	$10.58	08/01/16
	11/1/2006	3,375	10,125	$11.71	11/01/16
	3/6/2007	—	—	—	—	20,892	$243,601

(1)	The options that were granted on May 5, 2005, August 3, 2005, November 3, 2005 and remaining unexercisable as of December 31, 2007 will fully vest on May 5, 2009, August 3, 2009, and November 3, 2009, respectively. The options that were granted on February 14, 2006, May 4, 2006, August 1, 2006, November 1, 2006 and remaining unexercisable as of December 31, 2007 will fully vest on February 14, 2010, May 4, 2010, August 1, 2010 and November 1, 2010, respectively. One-third of the restricted stock units granted on March 6, 2007 will vest on March 6, 2008, 2009, and 2010, respectively.

(2)	One-third of the options granted on November 1, 2006 or 15,000 shares will vest on November 1, 2008, 2009, and 2010, respectively. One-third of the restricted stock units granted on March 6, 2007 will vest on March 6, 2008, 2009, and 2010, respectively.

Option Exercises and Stock Vested in Fiscal Year 2007
          The following table sets forth information concerning value realized by each of the Named Executive Officers upon the exercise of stock options and the vesting of stock awards during fiscal year 2007.

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
	Acquired on	Exercise	Acquired on Vesting	Vesting
Named Executive Officer	Exercise (#)	($)(1)	(#)	($)
Kenton K. Alder	—	—	—	—
Steven W. Richards	24,864	$206,824	—	—
Shane S. Whiteside	82,817	565,055	—	—
Douglas L. Soder	—	—	—	—
O. Clay Swain	20,013	180,880	—	—

(1)	The value realized equals the difference between the option exercise price and the fair market value of our common stock on the date of exercise, multiplied by the number of shares issued upon exercise of the options.
Potential Payments upon Termination or Change in Control at Fiscal Year-End 2007
          Effective December 1, 2005, we entered into change of control severance agreements with each of Steven W. Richards, our Chief Financial Officer; O. Clay Swain, our Senior Vice President - Marketing; and Shane S. Whiteside, our Chief Operating Officer. Under the terms of the agreements, if the executive’s employment is terminated by (1) us without “cause” during a “pending change in control” or within 12 months following a “change in control”, or (2) by the executive for “good reason” within 12 months following a change in control, the executive would be entitled to receive an amount in cash equal to 12 months of the executive’s annual base salary. In addition, the vesting of any stock options assumed by the acquirer would be accelerated.
          The following tables set forth certain information regarding potential payments and other benefits that would have been provided to each of the Named Executive Officers upon a change in control of the Company and/or upon a termination of the Named Executive Officer’s employment at fiscal year-end 2007.
Kenton K. Alder

					Termination Without
					Cause or by
					Executive for Good
	Termination	Voluntary	Termination Without		Reason During Post
Executive Benefits (1)	for Cause	Termination	Cause	Change in Control	Change in Control
Annual Cash Bonus Program	$—	$—	$—	$—	$341,952
Accelerated Stock Options	—	—	24,522	58,624	125,123
Accelerated Restricted Stock Units	—	—	133,052	177,407	532,209
Severance	—	—	780,000	—	780,000

Steven W. Richards

					Termination Without
					Cause or by
					Executive for Good
	Termination	Voluntary	Termination Without		Reason During Post
Executive Benefits (1)	for Cause	Termination	Cause	Change in Control	Change in Control
Annual Cash Bonus Program	$—	$—	$130,092	$—	$130,092
Accelerated Stock Options	—	—	7,500	18,409	41,362
Accelerated Restricted Stock Units	—	—	78,542	104,730	314,190
Severance	—	—	270,000	—	270,000
Shane S. Whiteside

					Termination Without
					Cause or by
					Executive for Good
	Termination	Voluntary	Termination Without		Reason During Post
Executive Benefits (1)	for Cause	Termination	Cause	Change in Control	Change in Control
Annual Cash Bonus Program	$—	$—	$161,541	$—	$161,541
Accelerated Stock Options	—	—	13,484	32,285	69,114
Accelerated Restricted Stock Units	—	—	78,542	104,730	314,190
Severance	—	—	320,000	—	320,000
Douglas L. Soder

					Termination Without
					Cause or by
					Executive for Good
	Termination	Voluntary	Termination Without		Reason During Post
Executive Benefits (1)	for Cause	Termination	Cause	Change in Control	Change in Control
Annual Cash Bonus Program	$—	$—	$164,543	$—	$164,543
Accelerated Stock Options	—	—	—	—	—
Accelerated Restricted Stock Units	—	—	64,771	86,366	259,085
Retention Bonus	—	—	150,000	—	150,000
Severance	—	—	330,000	—	330,000

O. Clay Swain

					Termination Without
					Cause or by
					Executive for Good
	Termination	Voluntary	Termination Without		Reason During Post
Executive Benefits (1)	for Cause	Termination	Cause	Change in Control	Change in Control
Annual Cash Bonus Program	$—	$—	$94,963	$—	$94,963
Accelerated Stock Options	—	—	13,185	31,385	66,415
Accelerated Restricted Stock Units	—	—	60,900	81,200	243,601
Severance	—	—	195,000	—	195,000

(1)	The table does not include amounts for stock option awards or restricted stock units that are fully vested, earned salary, and accrued vacation as those items are earned and due to the employee regardless of such termination or change in control events. It also does not include amounts payable under life insurance coverage, our accidental death and dismemberment coverage or our business travel accident coverage, which are programs available to all employees. Each form of payment is mutually exclusive based on the individual circumstances or events and therefore represents a single payment and should not be added together.
Directors’ Compensation
          Members of our board of directors who are also employees are not separately compensated for their services as directors. Mr. Alder, the only director who is also an employee, did not receive separate compensation for his services as a director during fiscal year 2007.
          Our non-employee directors receive the following compensation: an annual cash retainer of $24,000, a $1,500 payment per board meeting, a $750 payment for each committee meeting, and reimbursement of expenses relating to the board meetings. In addition, the chairman of the board receives an annual cash retainer of $30,000, and the chairmen of our various board committees receive annual cash retainers as follows: $10,000 to the audit committee chairman, $7,500 to the compensation committee chairman, and $5,000 to the nominating and corporate governance committee chairman.
          Upon initial election, each non-employee director receives an option to purchase 20,000 shares of our common stock. The options provided to the non-employee directors expire on the grant date’s tenth anniversary and vest over a four year period. At each annual meeting of stockholders, each non-employee director who has served as a director for the previous six months receives restricted stock units having a fair value on the award date of $60,000. The restricted stock units awarded to the non-employee directors vest over one year and delivery of the underlying shares of common stock is deferred until one year after retirement from the board of directors.
     Director Stock Ownership Guidelines
          Our board of directors recognizes that stock ownership by directors may strengthen their commitment to the long-term future of our Company and further align their interests with those of our stockholders. Accordingly, our Corporate Governance Guidelines require our independent directors to beneficially own shares of our common stock (including shares owned outright, unvested shares, restricted stock units, and stock options) having a value of at least three times their annual retainer.

     2007 Director Compensation
          The following table sets forth the compensation earned by the Company’s directors in respect of their services as such during fiscal year 2007.

	Fees Earned or
	Paid in Cash	Stock Awards	Option Awards	Total
Name	($)	($)(1)	($)(2)(3)	($)
Robert E. Klatell	$79,250	$29,277	$17,716	$126,243
James K. Bass	44,250	29,277	22,044	95,571
Richard P. Beck	55,750	29,277	22,044	107,071
Thomas T. Edman	50,250	29,277	17,716	97,243
John G. Mayer	48,750	29,277	22,044	100,071

(1)	The amounts shown in the Stock Awards column do not reflect compensation actually received by the non-employee directors. Instead, these amounts reflect the compensation expense we recognized in 2007 related to restricted stock units awarded in 2007 to the non-employee directors, as determined pursuant to FAS 123(R). For a discussion of valuation assumptions, see Note 11 to our 2007 consolidated financial statements. The fair value of the stock awards is $60,000.

(2)	The amounts shown in the Option Awards column do not reflect compensation actually received by the non-employee directors. Instead, these amounts reflect the compensation expense recognized in 2007 related to stock options awarded in 2006 and prior years to the non-employee directors, as determined pursuant to FAS 123(R). For a discussion of valuation assumptions, see Note 11 to our 2007 consolidated financial statements.

(3)	As of December 31, 2007, Mr. Klatell had 28,000 options outstanding and 24,001 options exercisable; Mr. Bass had 44,000 options outstanding and 36,001 options exercisable; Mr. Beck had 40,000 options outstanding and 32,001 options exercisable; Mr. Edman had 28,000 options outstanding and 24,001 options exercisable; Mr. Mayer had 44,000 options outstanding and 36,001 options exercisable.
Equity Compensation Plan Information
          The following table sets forth information with respect to our common stock that may be issued upon the exercise of stock options, warrants, and rights under our 2006 Equity Incentive Plan as of December 31, 2007.

(c)
Number of
Securities
	(a)		Remaining Available
	Number of		for Future Issuance
	Securities to be	(b)	Under Equity
	Issued Upon	Weighted Average	Compensation Plans
	Exercise of	Exercise Price of	(Excluding
	Outstanding	Outstanding	Securities
	Options, Warrants,	Options, Warrants,	Reflected in Column
Plan Category	and Rights (1)	and Rights (2)	(a))
Equity Compensation Plans Approved by Stockholders	2,786,443	$11.97	6,191,222
Equity Compensation Plans Not Approved by Stockholders	—	—	—

Total	2,786,443	$11.97	6,191,222

(1)	Includes 487,098 restricted stock units

(2)	The weighted average exercise prices does not take into account the 487,098 restricted stock units

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
          Our board of directors has appointed an audit committee consisting of three independent directors. All members of our audit committee are able to read and understand fundamental financial statements, including our balance sheet, income statement, and cash flow statement. At least one member of our audit committee has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer, or other senior officer with financial oversight responsibility. Our board of directors has determined that Messrs. Bass, Beck, and Mayer are independent directors, as defined by NASDAQ Market Place Rule 4200(a)(14) and that Mr. Beck, chairman, qualifies as an “audit committee financial expert.”
          The primary responsibility of our audit committee is to assist our board of directors in fulfilling its responsibility to oversee management’s conduct of our financial reporting process, including overseeing the financial reports and other financial information provided by us to governmental or regulatory bodies (such as the SEC), the public, and other users thereof; our systems of internal accounting and financial controls; and the annual independent audit of our consolidated financial statements.
          Management has the responsibility for our consolidated financial statements and the reporting process, including the systems of internal controls. The independent registered public accounting firm is responsible for auditing our consolidated financial statements and expressing an opinion on the conformity of those audited consolidated financial statements with generally accepted accounting principles.
          In fulfilling its oversight responsibilities, our audit committee reviewed our consolidated audited financial statements with management and the independent registered public accounting firm. Our audit committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement of Auditing Standards No. 114, The Auditor’s Communication with those Charged with Governance. This included a discussion of the independent registered public accounting firm’s judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with our audit committee under generally accepted auditing standards. In addition, our audit committee received from the independent registered public accounting firm written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussion with Audit Committees. Our audit committee also discussed with the independent registered public accounting firm their independence from management and our company, including the matters covered by the written disclosures and letter provided by the independent registered public accounting firm.
          Our audit committee discussed with the independent registered public accounting firm the overall scope and plans for their audits. Our audit committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our company, the internal controls, and the overall quality of our financial reporting. The audit committee held eight meetings during the fiscal year ended December 31, 2007.
          Based on the reviews and discussions referred to above, our audit committee recommended to our board of directors, and our board of directors approved, that our audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the SEC.
          This report has been furnished by the audit committee to our board of directors.
James K. Bass
Richard P. Beck, Chairman
John G. Mayer

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
          During fiscal 2007, there were no transactions or series of similar transactions to which we were or are a party that involved an amount exceeding $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest.
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
          KPMG LLP was our independent registered public accountants for the years ended December 31, 2006 and 2007. We have appointed KPMG LLP to serve as our independent registered public accountants for the fiscal year ending December 31, 2008 and recommend that stockholders vote in favor of the ratification of such appointment. In the event of a negative vote on such ratification, our board of directors will reconsider its selection. We anticipate that representatives of KPMG LLP will attend the annual meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.
Audit Fees
          The following is a summary of fees, all of which were approved by the audit committee for audit and other professional services during the period from January 1, 2006 through December 31, 2007:

	2006	2007
Audit fees	$2,341,000	$2,651,323
Audit-related fees	130,000	64,200
Tax fees	—	—
All other fees	—	—

Total	$2,471,000	$2,715,523

          “Audit fees” are fees that we paid to KPMG for the audits of our annual financial statements and of internal control over financial reporting included in the Form 10-K, reviews of financial statements included in Forms 10-Q, and audit procedures related to our 2006 acquisition of Tyco Printed Circuit Group. Audit-related fees consist of due diligence services related to the acquisition.
Pre-Approval Policy for Independent Registered Public Accountants’ Fees
          In 2003, our audit committee adopted a formal policy concerning pre-approval of all services to be provided by our independent registered public accountants. The policy requires that all proposed services to be provided by KPMG LLP must be pre-approved by the audit committee before any services are performed. This policy includes all audit, tax and consulting services that KPMG LLP may provide to our company. In evaluating whether to engage KPMG LLP for non-audit services, our audit committee considers whether the performance of services other than audit services is compatible with maintaining the independence of KPMG LLP.
2007 ANNUAL REPORT ON FORM 10-K
          We have mailed with this proxy statement a copy of our Annual Report on Form 10-K to each stockholder of record as of March 14, 2008. Our Annual Report on Form 10-K is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended. The information contained in the “Report of the Compensation Committee of the Board of Directors” and “Report of the Audit Committee of the Board of Directors” shall not be deemed “filed” with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act. If a stockholder requires an additional copy of our Annual Report on Form 10-K, we will provide one, without charge, on the written request of any such stockholder addressed to our corporate secretary at 2630 South Harbor Blvd., Santa Ana, California 92704.

STOCKHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING
          We must receive stockholder proposals that are intended to be presented at our annual meeting of stockholders to be held during calendar year 2009 no later than December 5, 2008, in order to be included in the proxy statement and form of proxy relating to such meeting. Pursuant to Rule 14a-4 under the Securities Exchange Act of 1934, we intend to retain discretionary authority to vote proxies with respect to stockholder proposals for which the proponent does not seek to have us include the proposed matter in the proxy statement for the annual meeting to be held during calendar year 2009, except in circumstances where (a) we receive notice of the proposed matter no later than December 5, 2008, and (b) the proponent complies with the requirements set forth in Rule 14a-4.
OTHER MATTERS
          As of the date of this proxy statement, we know of no matter that will be presented for consideration at the annual meeting other than the election of directors and the ratification of our independent registered public accountants. If, however, any other matter should properly come before the annual meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

By Order of the Board of Directors,

Steven W. Richards, Secretary

Santa Ana, California
April 4, 2008

PROXY
TTM TECHNOLOGIES, INC.
Annual Meeting of Stockholders - May 1, 2008
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY
      The undersigned hereby appoints Kenton K. Alder and Steven W. Richards, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of TTM Technologies, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held May 1, 2008, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at such meeting.

(Continued, and to be marked, dated and signed, on the other side) PLEASE DATE, SIGN, AND MAIL YOUR PROXY CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE.

Address Change/Comments (Mark the corresponding box on the reverse side)

▲FOLD AND DETACH HERE▲

Please Mark Here	☐
for Address Change or Comments SEE REVERSE SIDE

		FOR the nominees	WITHHOLD AUTHORITY
1.	Election of Directors:	listed to the left (except as marked to the contrary below)	to vote for the nominee(s) listed below
	Nominees: 01 Kenton K. Alder 02 Richard P. Beck	☐	☐
Withheld for the nominees you list below: (Write that nominee’s name in the space provided below.)

		FOR	AGAINST	ABSTAIN
2.	Ratification of the appointment of KPMG LLP as independent registered public accountants for the fiscal year ending December 31, 2008:	☐	☐	☐

This Proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR the election of the directors and FOR the ratification of the appointment of KPMG LLP as independent registered public accountants; and as said proxies deem advisable on such other matters as may come before the meeting.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

Please check the box at right if you	☐
will attend the Annual Meeting

Signature	Signature	Date

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

▲  FOLD AND DETACH HERE  ▲

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